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                                                                 Exhibit (b)(19)

                                                    ORIX Real Estate
                                                    Capital Markets, LLC
                                                    Christine Elmer
                                                    1717 MaIn Street, 12th Floor
                                                    Dallas, Texas 75201
                                                    Phone:  (214) 237-2081
                                                    Fax:    (214) 237-2038
                                                    celmer@orecm.com

September 27, 2000


First Union Real Estate Investments
Attn: David Schonberger
551 Fifth Avenue, Suite 1416
New York, NY 10176-1499


     RE: ORECM Loan Number #20-7000018 ("Loan") as evidenced by Promissory Note dated as of August 3, 1999, executed by 55 Public LLC, a Delaware limited liability company ("Borrower") to Morgan Guaranty Trust Company of New York, a New York banking corporation ("Lender"), in the principal amount of $21,100,000.00 (the "Note"), secured by an Open-End Mortgage and Security Agreement of even date therewith (the "Mortgage") covering the property known as 55 Public Square, an office property, in Cleveland, Ohio (the "Property").

Dear Mr. Schonberger:

ORECM Real Estate Capital Markets, LLC ("ORECM") as the Servicer for the J.P. Morgan Commercial Mortgage Finance Corporation Mortgage Pass-Through Certificates, Series 2000-EL1 ("Trust") approves the proposed transfer of 100% ownership interest in 55 Public, LLC. Approval is subject to the satisfaction of the conditions to such transfer and assumption as contained in the Mortgage, including or in addition to the following requirements and provisions:


     1.   The proposed transfer is subject to the Special Servicer's approval.

     2. All terms and conditions of the Loan would remain the same when this transfer is consummated. A REMIC tax opinion issued to the Trust by counsel of its choice that the loan assumption will not cause any adverse tax ramifications for the REMIC Trust must be obtained as a condition to the transfer and assumption.

     3. Written confirmation must be obtained from both Moody's and Fitch stating none of the then-current ratings of all outstanding classes of die Certificates would be qualified, downgraded or withdrawn as a result thereof.

     4. There shall be no event of default under the terms of the Loan Documents. There shall be no filing by, or against, Borrower or Assumptor of any petition of bankruptcy, insolvency, reorganization, appointment of receivership or trustee, or the making of an assignment for the benefit of creditors by any of the above.

     5.   An inspection must be completed on the Subject Property.

     6. Borrower will pay all closing costs of the Trust and ORECM, a 1.0% assumption fee, and reasonable legal fees (and Borrower shall reimburse the legal fees incurred by ORECM and the Trust in reviewing and drafting the materials while in the course of considering and/or preparing to close the assumption, if Borrower fails or refuses to close the transfer of the Property for any reason). The closing costs will include, but are not necessarily limited to, the preparation of an assumption agreement, new indemnity

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         September 27, 2000
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          agreements and/or consents by the existing indemnitors, a title insurance endorsement, the REMIC Tax Legal Opinion, flood certificate, and a Transamerica Tax service fee.

     7. Prior to closing the Assumptor will provide source and evidence of adequate funds for closing to ORECM's legal counsel.

     8. Borrower will provide at closing, a mortgagee's title policy insuring the Trust's interest in the Loan Documents, as modified, or an endorsement to the Trust's current policy of title insurance insuring that the Trust's interest is a first lien position, subject only to exceptions acceptable to the Trust.

     9. All taxes, insurance premiums, monthly payments, and other outstanding charges must be current as of any closing of the transfer and assumption.

     10. It is an express condition precedent to the Trust's obligation to close the assumption that all legal documents pertaining to the assumption and conveyance including, without limitation, satisfactory evidence of legal existence of the Assumptor and the due authority and execution of all documents, shall be in form and substance acceptable to the Trust/ORECM and its legal counsel. An Opinion of Counsel from Assumptor/buyer's counsel and a Non-Consolidation Opinion acceptable to the Trust/ORECM and its legal counsel will be required.

     11. Radiant Ventures I, LLC will execute documents as substitute indemnitor and guarantor.

     12. The loan transfer approval request is a result of the letter agreement entered into as of June 20, 2000, by and between First Union Real Estate Equity and Mortgage Investments and Radiant Partners LLC. Upon assumption, title is to be held by the Single Purpose Entity, 55 Public, L.L.C. as approved by ORECM's legal counsel.

Please contact Michael Anderson, Esq. of Anderson, McCoy & Orta should you have any questions concerning the loan assumption documentation including the formation of a Single Purpose Entity. He may be reached at 405-236- 0003. Also, feel free to contact me if I may answer any questions you may


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have.

Sincerely,


/s/ Christine Elmer

Christine Elmer
Asset Manager
ORIX Real Estate Capital Markets, LLC

Copy to:                 J. Russell Akin, Esq. (Of ORECM)
                         Michael McCoy, Esq. (ORECM's Outside Counsel)



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